Exhibit (a)(5)(H)
     In response to media inquiries regarding Emulex Corporation’s letter to its stockholders that Emulex filed with the Securities and Exchange Commission on May 26, 2009, a representative of Broadcom Corporation transmitted the following statement to the media:
BROADCOM URGES EMULEX SHAREHOLDERS TO SUPPORT CONSENT
SOLICITATION SO THEIR VIEWS CAN BE HEARD.
Responds to Misleading Emulex Statements
“We urge Emulex shareholders to remain focused on the central issue: that they deserve the right—which the Emulex board of directors would deny them—to decide for themselves what they think of Broadcom’s all cash, $9.25 per share offer. Although Emulex dismisses its recent, declining revenue as “not relevant” to its future prospects, Broadcom believes past performance is indeed relevant to any shareholder who wants to assess the credibility of Emulex’s newly unveiled, hockey-stick financial projections. Emulex’s market share has been stuck on hold for years; it has admitted publicly that it needs to do a better job of converting design wins to revenue; and its stock has underperformed for most of the past seven years. In contrast, a combination with Broadcom, which has a superior track record of performance, would create a far stronger company, better positioned to serve customers and create opportunity for employees—while delivering immediate value to Emulex shareholders.”
“Support for Broadcom’s consent solicitation would give Emulex shareholders the right to call a special meeting to address these issues themselves; we believe this is a simple matter of good corporate governance and we urge the Emulex board to allow its shareholders to be heard, rather than insisting on speaking for them itself.”
* * *
     This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. Broadcom has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”) containing an offer to purchase all of the outstanding shares of common stock of Emulex Corporation (“Emulex”) for $9.25 per share. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom Corporation through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.

     Broadcom has filed a preliminary consent statement with the SEC relating to the solicitation of written consents from Emulex stockholders. Any definitive consent solicitation statement will be mailed to stockholders of Emulex. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.
     Information regarding the participants in the solicitation of consents of Emulex’s stockholders is available in Broadcom’s preliminary consent statement filed with the SEC on May 18, 2009.
     All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.
     These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Broadcom will not pursue a transaction with Emulex and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.
     Broadcom ®, the pulse logo, Connecting everything ®, and the Connecting everything logo are among the trademarks of Broadcom and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

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